Exhibit 10.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

IIP-CO 4 LLC

a Delaware limited liability company

Effective as of September 24, 2021

LIMITED LIABILITY COMPANY AGREEMENT

of

IIP-CO 4 LLC

This LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) of IIP-CO 4 LLC (the “Company”) is effective as of the 24th day of September, 2021.

1.Formation of Limited Liability Company. IIP Operating Partnership, LP, a Delaware limited partnership (the “Member”), through its attorney in fact, formed the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (as such may be amended or succeeded from time to time, the “Act”). The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.
2.Member. The Member is the sole member of the Company.
3.Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).
4.Name. The name of the Company shall be “IIP-CO 4 LLC.”
5.Principal Place of Business; Other Places of Business. The principal place of business of the Company is 11440 West Bernardo Court, Suite 100, San Diego, CA 92127. The Company may have such other offices as the Member may designate from time to time.
6.Designated Agent for Service of Process. The agent for service of process in Delaware as of the effective date of this Agreement is COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, Dover, Delaware 19904.
7.Term of Company. The Company commenced on the date the Certificate of Formation was properly filed with the Secretary of State of the State of Delaware and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.
8.Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint one or more managers and/or officers of the Company using any titles and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, managers and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware. No delegation of authority hereunder shall cause the Member to cease to be a Member. The following individuals are hereby designated as the initial officers of the Company:

NameTitle

Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
Catherine Hastings	Chief Financial Officer and Treasurer
Brian Wolfe	Vice President, General Counsel and Secretary

9.Other Activities. The Member and its agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
10.Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with this Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.
11.Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.
12.Contributions. The capital contributions of the Member are reflected on the books and records of the Company.
13.Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, credit, and other tax items of the Company shall be allocated 100% to the Member.
14.Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.
15.Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.
16.Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.
17.Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above.

MEMBER

IIP Operating Partnership, LP

a Delaware limited partnership

By: Innovative Industrial Properties, Inc.,

its sole general partner

By:  /s/ Brian Wolfe

Name: Brian Wolfe

Title: Vice President

COMPANY

IIP-CO 4 LLC,

a Delaware limited liability company

By:IIP Operating Partnership, LP,

its sole Member

By: Innovative Industrial Properties, Inc.,

its sole general partner

By:  /s/ Brian Wolfe

Name: Brian Wolfe

Title: Vice President